DYNASIL CORPORATION OF AMERICA
    AMENDMENT TO AGREEMENT OF EMPLOYMENT

THIS AGREEMENT is dated as of November 8, 2007 and amends the Agreement of Employment effective October 1, 2004
(the "Original Agreement") by and between DYNASIL
CORPORATION OF AMERICA, a New Jersey corporation (the
"Company"), and CRAIG T. DUNHAM ("Employee").

WHEREAS, the initial three year term of the Original
Agreement expires on September 30, 2007 and the Original
Agreement provides for one year extensions with the "opportunity to negotiate increases in the compensation and benefit provisions of this agreement" for those one year extensions;

WHEREAS, the market capitalization of the Company has
increased from $156,800 to approximately   $9.8 million since the
announcement of the Original Agreement, annual revenues have gone from $2.3 million in FY 2004 to an estimated $10.7 million for FY 2007, and profits have gone from a NPAT loss of $175,000 in FY 2004 to NPAT exceeding $400,000; and

WHEREAS, based on the changes in the size and profitability of the company, the initial three year base compensation is now considered too low and the bonus percentage of profits is too high relative to information collected for comparable positions. Therefore, the Company and the Employee wish to amend the Original Agreement to reflect updated compensation during the period from October 1, 2007 to September 30, 2008 (the "Contract Extension Period").

NOW, THEREFORE, the parties hereto agree the following modifications for the Contract Extension Period:

1. Base Salary in section 3(a) shall be increased to $150,000.

     2. The bonus percentage in Section 3(b) shall be decreased as per the following revised wording:
          Bonus: The employee will participate in the Core Bonus program. Based on audited FY 2008 results, the pool for the Core Bonus program will be calculated by taking the actual Net Profit Before Taxes ("NPBT"), subtracting an amount of NPBT equal to an 8% return to shareholders (8% of shareholders equity on the balance sheet), and then 15% of the remaining NPBT will become the Core
          Bonus Pool. For FY 2008, the Employee will be awarded 47% of that bonus pool as an incentive bonus as per the bonus pool document. Once additional people are added to the core staffing over time, the long term target for the CEO percentage of the Core Bonus Pool is 35%. The bonus can be paid in any combination of stock and cash at the Employee's discretion and it will be paid no later than December 31, 2008.

3. Paragraph 4(d) is deleted to eliminate the car or car allowance benefit.

4. Capitalized terms not defined herein have the meanings given in the Original Agreement

5. Unless specifically amended herein, all terms, conditions and provisions of the Original Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment to Agreement of Employment as of the date first above written.

DYNASIL CORPORATION OF AMERICA         EMPLOYEE:

By:       /s/ James Saltzman               /s/Craig T. Dunham  11/8/07
    James Saltzman Chairman                    Craig T. Dunham